Exhibit 5.2

faegredrinker.com

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

May 20, 2021

Sunoco LP

Sunoco Finance Corp.

8111 Westchester Drive

Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Sunoco Retail LLC, a Pennsylvania limited liability company (the “Company”), in connection with the exchange offer registered on Form S-4 and filed on the date hereof (the “Registration Statement”) on behalf of, inter alia, Sunoco LP, a Delaware limited partnership (“Sunoco”), Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with Sunoco, “Issuers”), with respect to which the Company is a Guarantor, providing for the issuance and sale by the Issuers of 4.500% Senior Notes due 2029 in the aggregate principal amount of $800,000,000 that are registered under the Securities Act of 1933 (the “Registered Notes”), in exchange for the previously issued 4.500% Senior Notes due 2029 in the aggregate principal amount of $800,000,000 that are not registered under the Securities Act of 1933 (the “Unregistered Notes”) issued under an Indenture dated as of March 14, 2019, by and among the Issuers, the guarantors party thereto and U.S. Bank National Association (the “Indenture”). Capitalized terms not defined herein have the meanings specified in the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement (including the prospectus contained therein), the Indenture (including the Note Guarantees as set forth therein), the certificate of organization and operating agreement of the Company, and such corporate records and other agreements, instruments and documents and such certificates of the Company or its parent entities or comparable documents of public officials and officers, members and representatives of the Company, have made such inquiries of such officers, members and representatives of the Company and have considered such matters of law as we have deemed appropriate as the basis of the opinions hereinafter set forth.

In all such examinations, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, the accuracy and completeness of all

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certificates, records, and other information made available to us by the Company, and the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

As to questions of fact material to this opinion, we have relied upon the accuracy of certificates and other comparable documents of officers, members, representatives and parent entities of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

The opinion in paragraph 1 concerning the subsistence of the Company is based on a certificate dated May 17, 2021 from the Pennsylvania Department of State.

Our opinions expressed herein are limited to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania which in our experience are normally applicable to unregulated business limited liability companies and to transactions of the type contemplated by the Registration Statement (without our having made any investigation as to any other laws), and we do not express any opinion herein concerning any other laws. Without limiting the foregoing, we do not express any opinion herein concerning any other laws, including any state securities laws or “blue sky” laws or any federal securities laws.

Based on the foregoing, and subject to the qualifications, limitations, and assumptions stated herein, we advise you that, in our opinion:

1.

The Company is a limited liability company validly subsisting under the laws of the Commonwealth of Pennsylvania with the requisite limited liability company power and authority to own its property and to conduct its business as described in the Registration Statement.

2.	The Company has the limited liability company power and authority to execute and deliver the Indenture and to perform its obligations, including the Note Guarantees, thereunder.

3.

The execution, delivery and performance by the Company of the Indenture, including the Note Guarantees, have been duly authorized by all necessary limited liability company action on the part of the Company. The Indenture has been duly executed and delivered by the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. We further advise you that the opinions given herein are given as of the date hereof, limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

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Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ F. Douglas Raymond, III
F. Douglas Raymond, III, Partner